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The Board of Directors
Randgold Resources Limited

Re: Consent to use of Reserve Statement pertaining to the Morila and Loulo
    Projects, Mali

Dear Dr Bristow,

Resource Service Group ("RSG") hereby consents to the reference to RSG in the Registration Statement on Form F-1 of Randgold Resources Limited to which this consent is an exhibit, to the reference to RSG under the heading "Experts" and to the citation and/or summarisation of the Reserve Statement as determined by RSG for the Morila and Loulo projects in such Registration Statement.

RSG also consent to the filing of its reserve statement dated June 12 2002 as an exhibit to the Registration Statement.

DATED this 12(th) day of June 2002.

RESOURCE SERVICE GROUP PTY LTD.

/s/ HARRY WARRIES
_____________________________________________________________________

 HARRY WARRIES                               MSc (Mining) MAusIMM
 Senior Mining Engineer